Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form S-8 to be filed on or about May 9, 2013 pertaining to the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, as amended, of Skilled Healthcare Group, Inc. and to the incorporation by reference therein of our reports dated February 11, 2013, with respect to the consolidated financial statements and schedule of Skilled Healthcare Group, Inc., and the effectiveness of internal control over financial reporting of Skilled Healthcare Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Orange County, California
May 8, 2013

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